Exhibit 10.2

ADDENDUM NO. 2

TO CONSTRUCTION AND LEASE AGREEMENT

THIS AGREEMENT, made and entered into effective the first day of __June 8________, 2005, by and between the PORT OF WALLA WALLA, a municipal corporation of the State of Washington (hereinafter referred to as "Lessor"), and KEY TECHNOLOGY, INC., an Oregon corporation (hereinafter referred to as "Lessee"),

W I T N E S S E T H:

  WHEREAS, Lessor and Lessee entered into a Construction and Lease Agreement (hereinafter the "Agreement") dated October 17, 1989 and recorded with the Walla Walla County Auditor under Auditor's File No. 9105334 regarding the construction and leasing of certain premises located on Avery Street in Walla Walla, Washington, and

  WHEREAS, Lessor and Lessee entered into Addendum No. 1 to Construction and Lease Agreement (hereinafter the "Addendum No. 1") dated January 1, 2002 regarding the Lessor’s reduction in the Lessee’s monthly rent for the period of January 1, 2002 through December 31, 2002, and

WHEREAS, the parties desire to further amend certain provisions of the Agreement,

NOW, THEREFORE, in consideration of the Lessor's expansion of the Lessee’s Avery Facility located at 150 Avery Street, Walla Walla, Washington, the parties agree as follows:

1.    Section 3 of said Agreement, as amended by Addendum No. 1, is amended to read as follows:

“3. Term.

"This Lease shall be for a term of THIRTY (30) years, commencing at 12:01 a.m. effective on September 20, 1990 and terminating at 11:59 p.m. on September 19, 2020."

2.    Section 4, Paragraph D of said Agreement, as amended by Addendum No. 1, is amended to read as follows:

"D.    It is agreed by the parties that the rental due for the penultimate five (5) years of this Agreement (September 21, 2010 through September 20, 2015) shall be the sum of FIFTY SIX THOUSAND ONE HUNDRED SEVENTY FIVE DOLLARS AND THIRTEEN CENTS ($56,175.13) per month plus applicable leasehold tax. It is further agreed by the parties that the rental due for the last five (5) years of this Agreement (September 21, 2015 through September 20, 2020) shall be the sum of FIFTY SEVEN THOUSAND EIGHT HUNDRED SIXTY DOLLARS AND THIRTY EIGHT CENTS ($57,860.38) per month plus applicable leasehold tax."

Addendum No. 2 to Construction and Lease Agreement, P. 1
Port of Walla Walla—Key Technology, Inc.

3.    Section 4 of said Agreement is amended by adding new Paragraphs “E"and “F” thereto to read as follows:
". . . .
E.    In addition to the rental hereinbefore provided to be paid to Lessor, Lessee agrees to pay additional monthly rent to the Lessor for the Lessor's construction of a 20,160 sq. ft. manufacturing bay expansion on the east side of Key’s Avery facility, the construction of a 2,400 sq.ft. research and development area on the north side of said facility, the construction of an additional 62 stall parking lot adjacent to said facility, the installation of new carpeting in Key's administrative offices, and for certain other construction costs associated with the expansion project. The estimated project cost for said improvements is TWO MILLION EIGHT HUNDRED FOUR THOUSAND SEVEN HUNDRED FORTY NINE DOLLARS ($2,804,749). The estimated additional monthly rental commencing January 1, 2006 (subject to the issuance of a Certificate of Occupancy by the City of Walla Walla) shall be the sum of NINETEEN THOUSAND ONE HUNDRED TWENTY-SEVEN AND 03/100 DOLLARS ($19,127.03) per month plus applicable state leasehold tax, pursuant to the terms of the Letter of Authorization to Proceed executed by the Lessee and dated April 27, 2005 (attached hereto and incorporated herein as Exhibit 1). The additional monthly rental for said improvements shall be adjusted and finalized based on the final actual costs of construction. Any difference, positive or negative, between the actual final cost of the project and the current budget of $2,804,749 will result in an adjustment to the monthly lease cost by applying a 3% rate and a 15 year term in the same manner used in calculating the current expected lease rate as set forth in Exhibit 1. The parties shall confirm the amount of additional monthly rental in writing.

F.    In consideration that Lessee's rental payments to Lessor are based in part on Lessor’s total cost to construct the addition to the premises, the Lessee will receive the economic benefit of the Lessor not paying sales and use taxes. Accordingly, Lessor will obtain the required exemption certificate pursuant to Ch. 82.60 RCW. Lessee warrants that it plans to create sufficient "qualified employment positions" at the premises for Lessor to satisfy the requirements of WAC 458-20-24001(h) and that it will, at the request of Lessor, provide information to support Lessor's participation in the sales and use tax deferral program established pursuant to RCW 82.60. In the event Lessor fails to qualify for the sales and use tax deferral program as a result of Lessee's breach of the foregoing warranties, Lessee will pay any additional assessments imposed on Lessor that would not have been imposed were it not for such breaches. The warranties provided herein shall remain in place for a period of eight (8) years and shall survive any sale of the property by Lessor to Lessee pursuant to Section 37 of this Agreement. The Lessee further agrees to complete and submit in a timely manner the annual employee's survey to the Department of Revenue as required by RCW 82.60.070."

4.  All other terms and conditions of said Agreement and Addendum No. 1 not specifically amended herein shall remain in full force and effect.

Addendum No. 2 to Construction and Lease Agreement, P. 2
Port of Walla Walla—Key Technology, Inc.

IN WITNESS WHEREOF, the parties have executed this Addendum No. 2 to Construction and Lease Agreement this 8th day of June , 2005.

LESSOR
PORT OF WALLA WALLA, a municipal corporation

By: _/s/ James M. Kuntz_____________________________
James M. Kuntz
Executive Director

LESSEE
KEY TECHNOLGY, INC.

By: _/s/ Kirk Morton _______________________________
Kirk Morton
President and CEO

STATE OF WASHINGTON
                                             ) ss.
County of Walla Walla  )

Know all men by these presents that JAMES M. KUNTZ appeared before me this _8th______day of _June__________________, 2005, and stated and acknowledged that he is the Executive Director of the Port of Walla Walla, and that he is duly authorized to and did execute the foregoing Addendum No. 2 to Construction and Lease Agreement for and on behalf of the municipal corporation as its free and voluntary act and deed and within the scope of its municipal corporate powers.

GIVEN under my hand and official seal this __8th_____ day of _June_____________, 2005.

/s/ Becky Kay Hulse
Notary Public for State of Washington,
Residing at Walla Walla

Addendum No. 2 to Construction and Lease Agreement, P. 3
Port of Walla Walla—Key Technology, Inc.

STATE OF WASHINGTON
                                             ) ss.
County of Walla Walla  )

Know all men by these presents that KIRK MORTON appeared before me this _8th______day of __June________________, 2005, and stated and acknowledged that he is the President and COO of Key Technology, Inc., and that he is duly authorized to and did execute the foregoing Addendum No. 2 to Construction and Lease Agreement for and on behalf of the corporation as its free and voluntary act and deed and within the scope of its corporate powers.

GIVEN under my hand and official seal this __8th________ day of __June___________, 2005.

/s/ Michele R. Walters
Notary Public for State of Washington,
Residing at Walla Walla

Addendum No. 2 to Construction and Lease Agreement, P. 4
Port of Walla Walla—Key Technology, Inc.

“EXHIBIT 1” - 3 PAGES

April 26, 2005

Mr. Jim Kuntz
Port of Walla Walla
310 A Street
Walla Walla, WA 99362

RE: Authorization to Proceed on Key Technology Avery Expansion Project

Dear Jim:

Key Technology hereby authorizes the Port of Walla Walla to proceed with the expansion of Key’s Avery Manufacturing Facility located at 150 Avery Street, Walla Walla, Washington. The proposed project is to construct a 20,160 sq.ft. manufacturing bay expansion on the east side of Key’s Avery facility, construction of a 2,400 sq.ft. research and development area on the north side of Key’s Avery facility, and the construction of an additional 62 stall parking lot located on-site.

The project construction will be concrete tilt-up to match existing building, the installation of special concrete footings to support Key Technology's manufacturing equipment, and installation of an electrical and HVAC system. The project cost is estimated at $2,804,749. (See Attachment A) The estimated monthly cost for said improvements based on the project pro-forma is $19,127.03 per month plus State Leasehold Tax of 12.84% (See Attachment B).

Key Technology agrees to extend the lease term on the existing Avery facility for five years to 2020. The lease term extension will commence upon the completion of said improvements. In reference to the existing lease agreement on the Avery facility, Key Technology authorizes the Port to prepare amendments to the existing Avery lease to include the following:

1.	Amend the lease term to 2020.
2.	Amend the monthly lease payment to include the new improvements.
3.	Amend the option to purchase section to incorporate the new improvement costs on the site.

Authorization to Proceed

_/s/ Ronald W. Burgess_________________    ____4/27/05__________________
Ronald W. Burgess       Date
Senior VP & CFO
Key Technology, Inc.

Key Technology 2005 Expansion
Port of Walla Walla Budget

A	Production Bay Expansion	$ 1,775,000
20,160 sq.ft .

B	R&D Building	$ 265,000
2,400 sq.ft.

C	Steel Package	$ 99,125

D	Expanded Parking Lot	$ 93,500
62 Stalls

E	Utility Extension & Misc.	$ -

	Sub Total 1	$ 2,232,625

	Project Contingency 9% (Sum of items A-E times 9%)	$ 200,936

	Sub Total 2	$ 2,433,561

	A & E Cost	$ 185,880
($1.9 million x 9.52% = $180,880 plus $5,000 contingency)
* State Fee Schedule for A & E is 10.58%
	Sub Total 3	$ 2,619,441

	Sales Tax	$ 185,308

	Project Total	$ 2,804,749

*	Budget does not include:
(1) New carpet - Administrative offices $150,000

Draft Rental Schedule
Key Technology Expansion - Proposed Financing
Project Pro-Forma

Project Cost		$ 2,804,749

Project Financing Sources		Amount Financed	Term	Rate	Monthly PMT
.08 Sales Tax Fund Grant		$ 200,000
.08 Sales Tax Fund Loan		$ 200,000	10	3.0%	$1,931.21
CERB Grant		$ 250,000
CERB Loan		$ 750,000	15	1.62%	$4,696.20
Port - GO Bond/Revenue Loan		$ 666,949	10	6.0%	$7,404.50
Port - 2005 Capital Fund		$ 737,800	15	3.0%	$5,095.11
		Base Lease			$19,127.03
		State Leasehold Tax 12.84%			$2,455.91
		Total Monthly Lease			$21,582.94
		Total Annual Lease			$258,995.24

Projected Rental Savings

		Projected Avery
	Annual Melrose	Expansion		Annual
Year	Facility Rental Rent	Rental Rate		Savings
2006	$ 382,660	$258,995		$123,664.89
2007	$ 385,627	$258,995		$126,631.58
2008	$ 415,779	$258,995		$156,783.70
2009	$ 418,957	$258,995		$159,961.69
2010	$ 449,328	$258,995		$190,332.51
		Total		$757,374.37

Revised 4-22-05